UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2014

Xoom Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35801	94-3401054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

425 Market Street, 12th Floor San Francisco, CA 94105
(Address of principal executive offices, including zip code)

(415) 777-4800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On December 30, 2014, Xoom Corporation (the “Company”) determined that it had been the victim of a criminal fraud. The incident involved employee impersonation and fraudulent requests targeting the Company’s finance department, resulting in the transfer of $30.8 million in corporate cash to overseas accounts. As a result, the Company expects to record a one-time charge of $30.8 million in its fourth quarter of 2014. The Company believes that no customer data was involved nor was any customer’s money involved in this matter and the Company’s systems were not impacted. While this matter will result in some additional near-term expenses, the Company does not expect this incident to otherwise have a material impact on its business.

On January 2, January 3, and January 4, 2015, the Company’s audit committee met to discuss the matter and authorized an independent investigation, to be assisted by outside advisors. While the Company has internal controls in place and has implemented additional internal procedures, its audit committee and advisors are reviewing these controls and processes as part of the investigation. The Company has contacted federal law enforcement authorities who are actively pursuing a multi-agency criminal investigation.  The Company may be limited in what information it can disclose due to the ongoing investigation.

Item 2.02  Results of Operations and Financial Condition.

The Company announces the following preliminary unaudited financial results for its fourth quarter ended December 31, 2014:

•                  Revenue for the fourth quarter is expected to be in the range of $43.1 million to $43.6 million, an increase of 34 to 36% from the fourth quarter of 2013. The Company’s prior outlook for the fourth quarter of 2014 was $41.0 million to $43.0 million.

•                  Active customers for the quarter increased by 21% to 1.28 million from the fourth quarter of 2013.

•                  New customers for the quarter increased by 5% to 118,000 from the fourth quarter of 2013.

The Company intends to report its complete fourth quarter 2014 and full year 2014 results after market close on February 10, 2015.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, the Company announced that Matt Hibbard resigned as Chief Financial Officer, effective immediately. Mr.  Hibbard’s resignation is not the result of any disagreement or dispute with the Company.

Ryno Blignaut, our former Chief Financial Officer and Chief Risk Officer, will assume the role of the Company’s acting Chief Financial Officer and Chief Risk Officer, effective as of Mr. Hibbard’s resignation.  There are no arrangements or understandings between Mr. Blignaut and any other persons pursuant to which he was appointed as the acting Chief Financial Officer and Chief Risk Officer of the Company. There are no family relationships between Mr. Blignaut and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Blignaut pursuant to Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2015

XOOM CORPORATION

	By:	/s/ John Kunze
John Kunze
Chief Executive Officer

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